COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES PROPOSED
PRIVATE ADD-ON DEBT OFFERING

HOUSTON, October 3, 2012 – Swift Energy Company (NYSE: SFY) today announced that, subject to market conditions, the Company intends to offer in a private offering to eligible purchasers an additional $150 million in aggregate principal amount of its 7 7/8% senior unsecured notes due 2022.  These additional notes will be treated as a single class of security with the $250 million of 7 7/8% senior notes due 2022 sold in a private placement on November 30, 2011 and exchanged for registered notes in May 2012.  Swift Energy intends to use the net proceeds of the offering to repay outstanding indebtedness on the Company’s revolving credit facility and for general corporate purposes.

The senior notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act.  The securities to be offered have not been registered under the Securities Act or applicable state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.